SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        October 6, 1998 (October 5, 1998)
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                            MERITOR AUTOMOTIVE, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                    1-13093                  38-3354643
----------------------------        -----------           -------------------
(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)              File No.)            Identification No.)



                              2135 West Maple Road
                                 Troy, Michigan
                              --------------------
                    (Address of principal executive offices)


                                   48084-7186
                                   ----------
                                   (Zip code)


Registrant's telephone number, including area code:  (248) 435-1000


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Item 5.      Other Events.

         As discussed in its Quarterly Reports on Form 10-Q for the Quarterly Periods Ended March 31, 1998 and June 30, 1998 (File No. 1-13093), on April 9, 1998, Meritor Automotive, Inc. ("Meritor") entered into two forward treasury interest rate lock agreements with financial institutions. Under these agreements, Meritor would make or receive payments in respect of an aggregate notional principal amount of $200 million, depending upon whether certain interest rates fall or rise during the term of the agreements. The purpose of the agreements was to secure interest rates in connection with the anticipated issuance under Meritor's shelf registration statement of both intermediate and long-term bonds, each in an aggregate principal amount of $100 million, as part of the company's overall corporate capital strategy to balance fixed rate and floating rate debt.

         The issuance of the bonds was delayed, initially due to the consideration of a major acquisition and most recently, the instability of financial markets. In light of current market conditions, it now appears unlikely that the long-term bonds will be issued in the near future, while there is a somewhat higher probability that the intermediate-term bonds may be issued in the near future.

         Due to the uncertainty of the financial markets and the potential for further declines in treasury yields, on October 5, 1998, Meritor settled the agreements, resulting in a one-time payment of $31 million. The accounting treatment of the one-time settlement payment is expected to result in a non-recurring charge in the fourth quarter of fiscal year 1998 of between $0.16 and $0.27 per share. The earnings per share impact could be at the low end of this range if the intermediate-term bond offering is completed in the near future, since the accounting treatment would then permit the settlement payment to be amortized over the life of the bonds.

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MERITOR AUTOMOTIVE, INC.



                                             By: /s/ Thomas J. Joyce
                                                 ----------------------------
                                                 Thomas J. Joyce
                                                 Vice President and Treasurer

Date:   October 6, 1998